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Exhibit 99.1

news release

Enbridge Energy Partners declares cash distribution and reports earnings for fourth quarter 2008

HOUSTON, Jan. 30, 2009—Enbridge Energy Partners, L.P. (NYSE:EEP) ("Enbridge Partners" or "the Partnership") today declared a cash distribution of $0.99 per unit payable February 13, 2009 to unitholders of record on February 5, 2009. The Partnership's key financial results for the fourth quarter and full year of 2008, compared to the same periods in 2007, were as follows:

	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions except per unit amounts)	2008	2007	2008	2007
Net income	$121.9	$64.5	$403.2	$249.5
Net income per limited partner unit	1.04	0.59	3.63	2.45

Adjusted EBITDA	196.0	152.6	766.3	550.2
Adjusted net income	82.8	78.7	355.3	281.1
Adjusted net income per limited partner unit	0.67	0.74	3.15	2.81

Adjusted earnings reported above eliminate the impact of non-cash mark-to-market gains and losses, which arise from valuing certain of the Partnership's derivative transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standard No. 133. Also removed from 2008 adjusted earnings are the impact of Hurricanes Gustav and Ike and project write-offs made during the fourth quarter that affected the Partnership's natural gas and corporate operations. (See Non-GAAP Reconciliations section below.)

Terrance L. McGill, president of the Partnership's management company and of its general partner, commented: "Overall we are pleased with the 26% increase in adjusted net income in 2008, which was largely attributable to the start up of our Southern Access Expansion Stage 1 and Clarity projects. The additional cash flow generated by these projects supported the distribution increase approved in the middle of the year."

"While 2008 was a good year, we expect 2009 will be challenging due to the deterioration of the global economy, a low commodity price environment and restricted access to capital. We therefore project that the Partnership's net income will decline somewhat to between $300 million and $340 million for the year."

"We remain confident in our long term value proposition. We believe that, supported by strong oil and natural gas demand and supply fundamentals, our asset base and our expansion projects combined with our sound business model will continue to deliver solid results to our unitholders."

McGill added: "We are taking decisive action to address the challenges we face. We currently have an appropriate level of liquidity in place, $1.8 billion as of December 31 2008, to fund our projects through late 2009. We completed two significant financing transactions late in 2008 and we are monitoring the capital markets closely to determine the most efficient ways to raise the remainder of the required capital for 2009 and 2010. On the cost side, we continue on-track with construction of the Southern Access Expansion Stage II project and we plan on beginning construction of Alberta Clipper in 2009. Both projects remain on schedule and within budget. We continue to closely scrutinize all operating expenses and capital projects to ensure they are necessary expenditures of our capital resources."

For the fourth quarter of 2008, the Partnership reported progress on its major internal growth initiatives, as follows:

  •
  Construction of the 42-inch Southern Access Expansion Stage II crude oil pipeline between Delavan, Wis., and Flanagan, Ill., started in June 2008 and is progressing on schedule for completion by April 2009. At a cost of approximately $0.8 billion, the project is on target to add a further 210,000 barrels per day ("bpd") of capacity in April 2009 to the 190,000 bpd of capacity gained from the Southern Access Expansion Stage I, which commenced service early in 2008. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates on the Lakehead system. We anticipate that earnings before interest, taxes, depreciation, and amortization ("EBITDA") associated with this project will approximate $230 million annually in the first full year that both stages of the Southern Access Expansion project are fully operational.

  •
  Detailed engineering and procurement activities are proceeding on schedule for the new Alberta Clipper crude oil pipeline. This new pipeline will provide 450,000 bpd of heavy crude oil capacity between Hardisty, Alberta, and Superior, Wis., starting in mid 2010 and will be expandable to 800,000 bpd. The Partnership is undertaking the U.S. portion of the project at an estimated cost of $1.2 billion. We expect to begin construction on the U.S. leg of the project in the first half of 2009. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates on the Lakehead system. We anticipate that the first full year EBITDA resulting from the completion of this project will approximate $175 million.

  •
  Engineering is proceeding on the $150 million Phase VI expansion of the North Dakota System to add 51,000 bpd of crude oil delivery capacity by early 2010 from 110,000 bpd that is currently available. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates. The proposed tolling methodology is similar to the structure being used on the recently completed Phase V expansion project and was approved by the FERC in October 2008. We anticipate that the first full year EBITDA associated with this project will approximate $50 million annually in the first full year that both stages of the North Dakota Expansion project are fully operational.

  •
  Construction is complete on the $0.66 billion expansion and extension of our East Texas natural gas system, referred to as the Clarity project. The incremental capacity added by this project is approximately 700 MMcf/d.

COMPARATIVE EARNINGS STATEMENT

	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions except per unit amounts)	2008	2007	2008	2007
Operating revenue	$1,879.8	$2,120.3	$10,060.0	$7,282.6
Operating expenses:
Cost of natural gas	1,452.3	1,856.2	8,572.9	6,246.9
Operating and administrative	156.7	127.7	535.1	434.3
Power	36.1	29.9	140.7	117.0
Depreciation and amortization	60.3	44.3	223.4	165.6

Operating income	174.4	62.2	587.9	318.8
Interest expense	50.9	29.6	180.6	99.8
Other income	0.4	0.7	2.9	3.0
Income tax expense	2.0	1.4	7.0	5.1

Income from continuing operations	121.9	31.9	403.2	216.9
Income from discontinued operations	—	32.6	—	32.6

Net income	$121.9	$64.5	$403.2	$249.5
Allocations to General Partner	14.9	11.3	50.7	37.7

Net income allocable to Limited Partners	$107.0	$53.2	$352.5	$211.8
Weighted average limited partner units (millions)	102.7	90.5	97.1	86.3

Net income per limited partner unit (dollars)	$1.04	$0.59	$3.63	$2.45

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership's financial results, comparing the fourth quarter of 2008 with the fourth quarter of 2007. The comparison refers to adjusted operating income, which excludes the impacts of SFAS 133 gains and losses, hurricane-related losses and project write-offs. (See Non-GAAP Reconciliations section below.)

	Three months ended December 31,		Twelve months ended December 31,
Adjusted Operating Income	2008	2007	2008	2007
(unaudited, dollars in millions)
Liquids	$95.4	$52.1	$342.2	$207.1
Natural Gas	33.6	46.3	178.3	150.2
Marketing	6.4	10.4	24.3	27.8
Corporate	(0.1)	(1.2)	(4.8)	(3.5)

Adjusted operating income	$135.3	$107.6	$540.0	$381.6

Liquids—Fourth quarter operating income for the Liquids segment increased to $95.4 million. The improvement was primarily driven by increased operating revenue associated with the new surcharge of approximately $0.30 per barrel on the Lakehead System related to the start up of the first stage of the Southern Access Expansion at the beginning of the second quarter of 2008. Additionally, tariffs were higher due to the annual index rate increases on July 1, 2008 and the annual tariff rate adjustments on April 1, 2008, for historical pipeline expansions known as SEP II, Terrace and Facilities surcharges. Tariff increases in early 2008 for the North Dakota System expansion also generated incremental revenue as did higher delivery volumes on all three liquids systems (as shown in table below).

	Three months ended December 31,		Twelve months ended December 31,
Liquids Systems Deliveries	2008	2007	2008	2007
(thousand barrels per day)
Lakehead	1,721	1,600	1,620	1,543
Mid-Continent	209	199	231	236
North Dakota	116	101	111	98

Total	2,046	1,900	1,962	1,877

These gains were partially offset by a $9.9 million increase in depreciation associated with the new assets placed in service over the past year. Power costs were also higher by $6.2 million due to the increased delivery volumes and higher utility rates charged by power suppliers. Operating costs increased by $10.7 million mainly due to unfavorable inventory adjustments.

Natural Gas—Quarterly adjusted operating income for the Natural Gas segment decreased $12.7 million, to $33.6 million. Adjusted operating income for the fourth quarter for our natural gas group has been normalized for $6.4 million of non-routine costs associated with Hurricanes Ike and Gustav as well as $3.5 million of project write-offs. Operating income for the quarter benefited from higher average volumes. Quarterly operating income was negatively impacted by a $1.9 million charge recorded to reduce the cost basis of our natural gas liquids inventory to fair market value and a $3.3 million loss associated with the revaluation of our in-kind natural gas imbalances due to the decrease in natural gas prices. Other unfavorable items included higher operating costs that are variable with volumes, a less favorable processing environment, and higher depreciation expenses.

	Three months ended December 31,		Twelve months ended December 31,
Natural Gas Throughput	2008	2007	2008	2007
(MMBtu per day)
East Texas	1,623,000	1,236,000	1,479,000	1,180,000
Anadarko	645,000	599,000	647,000	591,000
North Texas	434,000	360,000	395,000	348,000

Total	2,702,000	2,195,000	2,521,000	2,119,000

Marketing—The Marketing segment reported a $4.0 million decrease in adjusted operating income in the fourth quarter, to $6.4 million. The decrease was primarily due to $1.3 million in non-cash charges recorded to reduce the cost basis of our natural gas inventory to fair market value.

Partnership Financing—Interest expense increased by $21.3 million, to $50.9 million, for the fourth quarter. The major factor was an approximate $1.1 billion increase in average outstanding debt associated with the financing of expansion projects by the Partnership. Interest capitalized on construction work in progress totaled $9.8 million for the quarter, which was $12.0 million lower due to project stages that were completed and placed in service over the past year. Additional partners' capital was also raised for the expansion projects during the prior 12 months, which accounts for most of the increase in weighted average units outstanding to 102.7 million from 90.5 million.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.99 per share payable Feb. 13, 2009 to shareholders of record on Feb. 5, 2009. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on Feb. 3, 2009.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 9 a.m. Eastern Time on Monday, Feb. 2, 2009 interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q
Alternate Webcast Link: www.investorcalendar.com/IC/CEPage.asp?ID=130845

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until February 16, 2009 by calling (877) 660-6853 and entering Conference Account: 286, ID: 288272. An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow. These noncash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that, nevertheless, do not qualify for hedge accounting treatment as prescribed by SFAS 133, "Accounting for Derivative Instruments and Hedging Activities."

	Three months ended December 31,		Twelve months ended December 31,
Adjusted Earnings	2008	2007	2008	2007
(unaudited, dollars in millions except per unit amounts)
Net income	$121.9	$64.5	$403.2	$249.5
Hurricane impact	6.4	—	15.1	—
Project write-offs	5.8	—	5.8	—
Noncash derivative fair value (gains) losses
—Natural Gas	(43.6)	45.6	(85.0)	59.0
—Marketing	(7.7)	(0.2)	16.2	3.8
—Corporate	—	1.4	—	1.4
Gain from disposal of KPC system	—	(32.6)	—	(32.6)

Adjusted net income	82.8	78.7	355.3	281.1
Allocations to General Partner	(14.1)	(11.6)	(49.7)	(38.3)

Adjusted net income allocable to Limited Partners	68.7	67.1	305.6	242.8
Weighted average units (millions)	102.7	90.5	97.1	86.3

Adjusted net income per limited partner unit (dollars)	$0.67	$0.74	$3.15	$2.81

	Three months ended December 31,		Twelve months ended December 31,
Natural Gas	2008	2007	2008	2007
(unaudited, dollars in millions)
Operating income	$67.3	$0.7	$245.2	$91.2
Hurricane impact	6.4	—	14.6	—
Project write-offs	3.5	—	3.5	—
Noncash derivative fair value losses (gains)	(43.6)	45.6	(85.0)	59.0

Adjusted operating income	$33.6	$46.3	$178.3	$150.2

	Three months ended December 31,		Twelve months ended December 31,
Marketing	2008	2007	2008	2007
(unaudited, dollars in millions)
Operating income	$14.1	$10.6	$7.6	$24.0
Hurricane impact	—	—	0.5	—
Noncash derivative fair value losses (gains)	(7.7)	(0.2)	16.2	3.8

Adjusted operating income	$6.4	$10.4	$24.3	$27.8

	Three months ended December 31,		Twelve months ended December 31,
Corporate	2008	2007	2008	2007
(unaudited, dollars in millions)
Operating income	$(2.4)	$(1.2)	$(7.1)	$(3.5)
Project write-offs	2.3	—	2.3	—

Adjusted operating income	$(0.1)	$(1.2)	$(4.8)	$(3.5)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unit holders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

	Three months ended December 31,		Twelve months ended December 31,
Adjusted EBITDA	2008	2007	2008	2007
(unaudited, dollars in millions)
Net cash provided by operating activities	$70.1	$45.5	$543.3	$463.4
Hurricane impact	6.4	—	15.1	—
Project write-offs	5.8	—	5.8	—
Changes in operating assets and liabilities, net of cash acquired	66.2	81.3	17.9	(15.8)
Interest expense (excluding MTM adjustments)	50.9	28.2	180.6	98.4
Income tax expense	2.0	1.4	7.0	5.1
Settlement of interest rate treasury locks	—	—	22.1	0.9
Other	(5.4)	(3.8)	(25.5)	(1.8)

Adjusted EBITDA	$196.0	$152.6	$766.3	$550.2

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: "anticipate," "believe," "continue," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "projection," "strategy" or "will." Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners' ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners' ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners' tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners' filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on From 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC's web site (www.sec.gov) and via the Partnership's web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system's deliveries to refining centers and connected carriers in the United States account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership's natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 3 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 27 percent interest in the Partnership.

Investor Relations Contact: Douglas Montgomery Toll-free: (866) EEP INFO or (866) 337-4636 E-mail: eep@enbridge.com	Media Contact: Larry Springer Telephone: (713) 821-2253 E-mail: usmedia@enbridge.com

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  Exhibit 99.1